Exhibit 99.1
Final Transcript
Conference Call Transcript
ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
Event Date/Time: Aug. 04. 2005 / 4:30PM ET
Event Duration: 1 hr 4 min

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Warren Edwards
Affiliated Computer Services - EVP, CFO
Jeff Rich
Affiliated Computer Services - CEO,
Mark King
Affiliated Computer Services - Pres, COO
CONFERENCE CALL PARTICIPANTS
Lou Miscioscia
Lehman Brothers - Analyst
Jim Kissane
Bear Stearns - Analyst
Cindy Shaw
Moors & Cabot - Analyst
Moshe Katri
SG Cowen - Analyst
George Price
Legg Mason - Analyst
David Togut
Morgan Stanley - Analyst
Brian Cain
Prudential - Analyst
Adam Frish
UBS - Analyst
Ajwin Becar
Citigroup - Analyst
PRESENTATION

Operator
Good afternoon and welcome to the ACS fourth quarter and fiscal year 2005 conference call. Today’s call will consist of prepared statements by ACS followed by a question and answer period. All participants will be able to listen only until the question and answer session. The call is webcast live on the Company’s website and available for replay purposes. If you have any objections, you may disconnect at this time.
Leading today’s conference is Mr. Jeff Rich, Chief Executive Officer. Also speaking today are Mr. Mark King, President and Chief Operating Officer and Mr. Warren Edwards, Executive Vice President and Chief Financial Officer.
Mr. Edwards, you may begin.

Warren Edwards - Affiliated Computer Services - EVP, CFO
Good afternoon and thank you for joining us today to discuss our fourth quarter and fiscal year results for 2005.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
As always, I must caution everyone this call may contain forward-looking statements within the meaning of the Federal Securities Laws and may include statements concerning the outlook for fiscal year 2006 and beyond. Overall and business line growth, revenue and expense trends, and other statements of expectations concerning matters that are not historical facts.
As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Additional information concerning the factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website, or from ACS investor relations. We have also provided a presentation on our website that we will refer to during our discussion.
We will reference certain nongenerally accepted accounting principle financial measures, which we believe provide usual financial information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the investor relations page of our website at acs-inc.com.
Finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statements. I will now turn it over to Jeff Rich, our Chief Executive Officer, who will give you a summary of the significant events during the quarter and the year.

Jeff Rich - Affiliated Computer Services - CEO,
Thank you, Warren.
First, let me say that our financial performance this year was quite solid. We achieved double-digit revenue growth, operating margins expanded, and earnings per share growth was very healthy. We also had exceptional cash flow, exceeding the high-end of our own expectations. Most important, we achieved our new business goal for the year which will help address organic revenue growth going forward. That’s the high-level overview. Let’s move on to the details.
Please turn to slide number one of our web presentation. Fiscal year 2005 revenue was $4.35 billion, compared to $3.85 billion in the prior year, after excluding divestures. Total revenue grew 13% year-over-year, adjusted for the divestures. Our revenue mix for the year was split evenly between the commercial and government segments.
Virtually all of the consolidated revenue growth in fiscal 2005 was generated from the commercial segment which posted a phenomenal growth rate of 30%. Consolidated internal revenue growth was 4% for fiscal 2005, which reflects solid performance in our commercial group, and weak top-line performance in our government group.
As you know, we had some difficult revenue growth issues in fiscal 2005, due to commercial clients being acquired. And lower non-recurring revenue in the government segment. These challenges detailed in the first quarter of this year had a 5 point drag on internal revenue growth. With these challenges largely behind us, we look forward to improved top-line growth in fiscal 2006.
Please turn to slide number two. Fourth quarter revenue was $1.21 billion representing total revenue growth of 14% which was primarily due to acquisitions. Internal revenue growth was flat on a consolidated basis in the fourth quarter. We expect this to represent the low point for internal revenue growth. Consistent with our full-year results, our commercial segment posted solid internal growth at 7% in the fourth quarter, while our government segment declined 5%, due to the decrease in non-recurring revenue.
On slide number three, I have recapped our reported diluted earnings per share for fiscal 2004 and 2005 adjusted for previously disclosed one-time events. Of course, fiscal year 2004 includes a rather large one-time gain related to the federal divestures and tax benefits. You may also recall that fiscal 2004 included one-time charges for the Georgia Medicaid settlement and the settlement of a long standing stock option litigation matter.
In fiscal 2005, we only had one item. An additional $.07 tax benefit related to the fiscal 2004 federal divestures.
With that as a backdrop, please turn to slide four for an apples-to-apples earnings per share comparison. You can see adjusted fiscal year 2005 diluted earnings per share was $3.12, compared to an adjusted earnings per share of $2.64 in fiscal year 2004. This represents 18% growth. You can also see that the fourth quarter diluted earnings per share was $.87, compared to an adjusted $.71 in the prior year quarter. This represents growth of 23% compared to the prior year quarter and also represents the 43rd consecutive quarter of double-digits earnings per share growth. I should also remind everyone, our fiscal 2005 results do not include the impact of stock-option expense.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
We will begin expensing stock options during the first quarter of 2006. Warren will provide you more details and show you the historical effect of this change later in the presentation.
Let’s move on to slide number five for a review of operating margins. Our consolidated operating margin during fiscal 2005 was 15%, up 70- basis points from fiscal 2004. Our operating margin during the fourth quarter fiscal 2005 was 14.7%. 30-basis points higher than the previous quarter. The sequential decline from the third quarter of fiscal 2005 was primarily due to the impact of the Mellon acquisition and the two months of activity reported this quarter. Recall as we discussed in our conference call announcing the Mellon acquisition that operating margins will be adversely impacted in fiscal year 2006 by approximately 100-basis points, until we can complete the integration and achieve the full benefit of a planned cost reduction.
Turn to slide number six and review cash flow results for the year. Fiscal year 2005 was a record year for cash flow, both in terms of absolute dollars and as a percentage of revenue. We exceeded even our own high expectations. On slide six, we have adjusted the reported cash flow figures to eliminate the adverse impact of last year’s divesture tax payment and this year’s temporary benefit from the Mellon acquisition.
So for comparison purposes, we have raised last year’s cash flow and lowered this year’s reported cash flow. Fiscal 2005 adjusted operating cash flow was $683 million or 15.7% of revenue, compared to an adjusted $564 million in the prior year or 13.7% of revenue.
Adjusted free cash flow in fiscal 2005 was $394 million or 9.1% of revenue, compared to an adjusted $306 million in the prior year, or 7.5% of revenue. Both operating and free cash flow increased by more than 20%, compared to the prior year on an adjusted basis. I want to reiterate the reported cash flow numbers for fiscal 2005 will be higher than those shown in this slide by $57 million due to the Mellon acquisition. Warren will fill you in on those details later.
Please turn to slide number seven to review our bookings performance for fiscal 2005. First of all, we hit our target we set at the beginning of the year and closed a record $700 million of annualized recurring new business. This represents 17% growth over the prior year’s total. Fiscal 2005 new business equates to over $3.3 billion in total contract value. The commercial segment drove bookings growth with $517 million in new business or 74% of the total.
Government finished the year with $183 million in new business or 26% of the total, slightly higher than the prior year. From a service line perspective, BPO continued to dominate with $475 million in new business or 68% of the total, but ITO also had a very solid year of bookings with $225 million worth of annualized recurring new business.
As shown on slide number eight, fourth quarter new business was very strong at $216 million, a 19% increase versus the very solid fourth quarter of fiscal 2004. Our commercial group signed an outstanding $192 million in new business or 89% of the total. From a service line perspective, IT outsourcing contributing $125 million, and BPO contributed $91 million. The IT outsourcing business achieved strong signings in the fourth quarter after a relatively weak third quarter.
Based upon our strong signings this year, and particularly in the fourth quarter, we’re confident fourth quarter internal revenue growth is at the low point and will accelerate throughout fiscal 2006.
Now, I would like to spend a minute talking about our recently announced acquisition. As any student of ACS should know, we’ve always had a strategy of balanced growth, both organically and through attractive acquisitions.
Furthermore, you don’t have to be a rocket scientist to determine that the technology service industry could benefit from consolidation. Asset values are at historical low points in the industry, and we feel it is an attractive time to make smart, tactical acquisitions that fit well with our existing line of business. We announced three deals in the past four months, and Mark will, of course, update you in detail on the Mellon-HR acquisition that closed during the fourth quarter.
I would like to spend a minute updating you on the two deals that we have announced subsequent to year end.
Please turn to slide number nine. During July, we acquired LiveBridge Inc for approximately $32 million in cash, plus contingent payments of up to an additional $32 million based upon future financial performance, which, by the way, we would hope to pay.
LiveBridge provides customer care services, primarily to financial and telecommunication institutions, with trailing annual revenues of approximately $100 million. LiveBridge expands our customer care business with vertical market expertise in the financial services industry and

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
also expands our global footprint with locations in Canada, India and Argentina. This business fits very well with our existing customer care line of business.
Let’s move on to slide ten. Just this week, we announced a signing of a definitive agreement to purchase the transport revenue division of Ascom AG, a Swiss-based company, for approximately $104 million in cash. ATR, with trailing revenues of $180 million, is a leading provider of integrated solutions that automates revenue collection in three principal areas; fare collection, airport parking solutions, and toll collections, throughout Europe, North America, the United Kingdom, as well as a few other locations.
This business will be combined with our industry leading transportation line of business in our government segment. We believe transportation has a very bright future, especially with the recent passage of the highway bill in this country and the congestion issues facing every major city around the world.
We see a future of high-speed easy pass lanes, hot lanes, and automated airport parking solutions, that provide easy access, as well as user identification. This acquisition provides us with a client base on multiple continents to which we can sell our transportation solutions, and it also provides us with an end-to-end capability that our clients are demanding.
In addition, ATR’s management team brings international expertise to our government group, along with deep subject matter expertise in transportation services. This acquisition marks our European entry point for government services. We believe in the long term there will be additional opportunities to drive existing service offerings into these new geographies. We do expect to close this acquisition in the second quarter of fiscal 2006, and we believe the purchase price is very attractive.
Before I turn it over to Mark, I would like to summarize fiscal year 2005 on slide 11. We had a solid year of financial performance. We’re making good progress on several fronts. We began the year with significant revenue growth headwinds as a result of two commercial clients being acquired, lower nonrecurring revenue in our government business, and lackluster bookings in fiscal 2004.
We achieved strong bookings in fiscal 2005. And we should experience an acceleration in internal revenue growth rate throughout 2006. We did an excellent job expanding our operating margin and posted very solid earnings per share growth of 18%. We also had a record year of cash flow which grew faster than earnings. We were very active in our share repurchase program, purchasing approximately 5 million shares or about 4% of our outstanding shares.
We also consolidated our government business under a new leadership team. We’re taking steps to grow that business. We also continue to expand our global production centers. We made key investments in our HR and health care offerings, as well as expanding into Europe with key hires and investments.
Was it a perfect year? No. But it was a very good year with a lot of progress on several fronts. We will continue to remain focused on profitable growth, serving our clients well, and executing our business with financial discipline.
With that said, I would now like to turn it over to Mark King, who will discuss our segment performance in more detail and give you an update on our acquisition integration plan with Mellon.

Mark King - Affiliated Computer Services - Pres, COO
Thanks, Jeff. Turn to slide number 12, and we will discuss the commercial results for the fourth quarter and fiscal year. Revenue from the commercial segment represented 54% of the fourth quarter total. And 50% of the fiscal year total. Total revenue growth during the fourth quarter was 37%, driven primarily by the Mellon acquisition and internal revenue growth of 7%.
For the year, total revenue growth was 30% and internal revenue growth was solid at 11%. Operating margins in the commercial segment, as expected, were down about 3 percentage points in the fourth quarter and approximately 1.5 percentage points for the year. The decrease sequentially was due to the impact of the Mellon acquisition, incremental costs related to ramp of new business, and higher incentive compensation. The Mellon acquisition will continue to affect margins in this segment, until we implement the migration, which is expected to be completed later in the fiscal year.
Now, let me review the highlights for our commercial segment during this past year on slide 13. First, we had a record year of new business in the commercial segment. Commercial new business bookings totaled $517 million, a 24% growth over the prior year with new and existing clients

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
such as Disney, United Technologies, Nextel, Delta and Chubb. Because of these additions, our commercial BPO and ITO businesses experienced very strong internal revenue growth rates. We opened nine new international sites this year. We now have either new or expanded client service capability in China, Malaysia, the Philippines, Poland and a second site in India.
We had two very important acquisitions in our commercial segment this year. First, we acquired Superior Consulting, which strengthened our integrated health care offerings. Health care is one of the largest verticals for ACS today. We believe this positions us to take advantage of BPO, IT or consulting needs within this vertical market.
The second acquisition, which we just completed in the fourth quarter, was the Mellon-HR acquisition. This acquisition puts us among the elite in the HRO market in terms of breadth of capabilities and positions us very favorably for future HRO multiscope wins.
Let me spend a couple of minutes updating you on the Mellon integration. Turn to slide number 14. First, we were able to retain in excess of 95% of the senior management team. Once we conducted our welcome meetings and employee road shows, the employees understood ACS’s commitment to the HR space and were excited to be part of the ACS team.
Our original day one synergies target was achieved. and the Mellon sales organization has been combined with ACS’s existing HR sales team. With those initial activities behind us, we are now addressing the production cost of the acquired outsourcing operations, as well as, working a robust HRO pipeline and rolling out key cross selling initiatives.
The next steps in our integration plan include transitioning certain functions to more efficient ATF locations, along with data center consolidation. We feel comfortable that we’ll be able to complete these activities during fiscal year 2006.
Opportunities in the HRBPO area have never been brighter. Our total HRBPO pipeline currently includes about 18 deals, represents $350 million in annual revenue, and this doesn’t include total benefits outsourcing or consulting opportunities. The more important fact is that 10 of these 18 deals include health and welfare and benefit services capabilities we acquired from Mellon.
Also of note is the fact that some of these opportunities are European prospects that are being coordinated by our European sales force. With only 98 full-scope HRBPO deals done to date, the HRBPO market penetration is extremely low, and we believe we have a comprehensive service offering to tap this very large market.
While we’re discussing the Mellon acquisition, let me close the loop on the expected ACS accretion. The Mellon 12-month revenue outlook was about $20 million lighter than our initial expectations which caused us to negotiate a reduction in the purchase price. However, EPS accretion from the Mellon acquisition has not changed due to lower interest expense from the reduced purchase price, and a finalization of all our integration and realized synergy plans. We are extremely happy with the purchase price and the opportunity to create value.
Focusing now on our government segment, turn to slide number 15. Revenue for the fourth quarter was $557 million or a 4% reduction from the prior year. Government internal revenue growth for the fourth quarter was a negative 5% due primarily to non-recurring, unclaimed property revenue that was strong last year during our fourth quarter, but hasn’t been as strong this year.
During the fourth quarter we reported $18 million of unclaimed property revenues that was earned earlier than expected. This $18 million of revenue in the prior year quarter hurt this quarter’s internal revenue growth in the government segment by about 3 percentage points. Government revenue for fiscal year 2005 was $2.2 billion. Flat when compared to fiscal 2004 excluding the federal divestures.
Government internal revenue growth for fiscal year 2005 was a negative 2%. As we have discussed throughout the year, fiscal year 2005 was challenged by the non-recurring Georgia Medicaid development work and HIPAA remediation work that occurred in fiscal year 2004.
These two items alone contributed approximately $102 million in fiscal year 2004 revenue and accounted for approximately 5 percentage points of internal growth. Our bookings for fiscal year 2005 were $183 million, slightly ahead of the prior year. Obviously, this amount was clearly not enough to overcome the headwinds.
The expansion of operating margins in the government segment was a highlight of fiscal 2005 and fourth quarter operating margins were a record 21.5%, compared to the 17.5% in the prior year quarter. On a full-year basis, operating margins were 18.8% in fiscal 2005, a full 3 percentage points higher than adjusted operating margins in fiscal year 2004. Cost containment, along with deemphasizing our welfare-to-workforce business have all helped to expand margins.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
Obviously, this is how we should manage in a flat revenue environment. Of course, our cost structure positions us even better in future new business opportunities.
Turn now to slide number 16, and I’ll summarize the government sector in fiscal 2005. Lower non-recurring revenue, accompanied with weak bookings, resulting in weak revenue growth. During fiscal 2005, we initiated several cost-cutting strategies that appropriately sized the organization during a time of slower growth. We also began reducing our exposure to low margin welfare-to-workforce contracts. This, obviously, hurt the top line but for the right financial reason.
We have re-evaluated our government business and recently made important changes that I’ll review on slide 17. We have now combined the management of our state health care business and state and local solutions business. By combining these two businesses, we’re now better able to leverage our client relationships, service offerings, and subject matter experts. There are also overhead cost efficiencies that will occur as a result.
We just recently hired Tom Burlin, from IBM, to run our government business. Tom is a seasoned veteran who had responsibility for IBM’s integrated federal government business, as well as sales responsibility for their state and local business. We’ve actually known Tom for a long time and are very excited about what we think he will do in leading the combined government group.
We’ve also placed our two former group presidents into new roles that will help us solve our number one issue in this segment growth. Harvey Braswell, who ran our government health care group successfully for six years, will now have total sales responsibility for the combined group. And John Brophy, who ran our other government business, will focus on deepening our relationships with both government and commercial clients.
During the year, we anticipate significantly expanding our sales and sales support organizations. There is actually a lot of activity going on right now. We’ve already hired about 20 people and are looking to hire about 20 more. It is clear that we did not have enough feet on the street and that we were not selling the full suite of our services to our government clients.
We’re looking at several new services where we’re able to use our best-in-class commercial solutions, such as HR BPO and call-center operations. On a consolidated basis, revenue growth rates will improve in fiscal 2006. However, there are certain investments that we must make to ensure growth beyond fiscal 2006.
With that in mind, turn to slide 18, and we will discuss areas where we will be making investments in 2006. First, we must expand our presence in Europe. We continue to see significant opportunities in Europe and abroad for which we have significant BPO capabilities and growing IT capabilities. We must continue to invest in this market in order to be successful over the longer term.
As a result, we have begun building data center capability in eastern Europe. We’ve also begun enlarging our sales force in the U.K. and Europe. As ACS continues to grow internationally, there will be incremental costs required to deal with local laws and ensure compliance with U.S. export and tax laws.
Between the additional sales cost in our government group, as well as these matters discussed, we will incur incremental expenses of approximately $20 million in fiscal 2006. While these investments will have an impact on margins this year, as we continue to grow, the impact of these investments will be positive in the long term.
And while not noted here, after a very strong quarter of bookings, the consolidated qualified sales pipeline continues to be very robust and still in excess of $1.2 billion. Areas of strength, in addition to HR outsourcing, are in customer care, IT outsourcing, health care, and European BPO.
Let me now turn it over to Warren to take you through the financials.

Warren Edwards - Affiliated Computer Services - EVP, CFO
Thank you, Mark.
Please turn to slide 19. Let me briefly recap the fiscal year and quarter results. Before I get started, let me remind everyone that reconciliations of reported numbers to the adjusted results can be found in our supplemental financial schedules on our website. Revenue for the year was approximately $4.35 billion, representing growth of 13% compared to the prior year, excluding divested revenue. Internal revenue growth for the

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Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
year was 4%. Margins improved nicely this year, and this increase was primarily due to the mix shift resulting from the divestiture of the lower margin Federal business and cost containment in our Government business.
Turning to slide 20. For the quarter, revenue is approximately $1.21 billion representing 14% growth over the prior year fourth quarter. Internal revenue growth was flat for the quarter. Recall in the fourth quarter of fiscal year 2004, we had revenue contributions from Roadway, Gateway and HIPAA totaling $37 million. In addition, we also had $18 million of non-recurring unclaimed property work that occurred in the fourth quarter of last year that was completed one quarter earlier than anticipated.
These factors alone accounted for 5 percentage points of internal growth. Operating margins were 14.7% this quarter, compared to an adjusted 14.4% in the prior year. Operating margins were impacted primarily by the Mellon acquisition, which will have lower margins than the base business until synergies are fully realized.
Although not reflected on the slide, you will see in our press release the components of operating expenses, such as wages and benefits and services and supplies have changed from the third quarter. I would point out Mellon has a different expense structure and is more heavily weighted to wages and benefits. As a result, the movement in these general categories is largely due to the impact of this acquisition.
Finally, diluted EPS for the quarter was $.87, compared to an adjusted $.71 in the prior year fourth quarter representing 23% growth.
I have recapped our major balance sheet categories on slide 21. Most of the changes from March to June are a result of the Mellon-HR acquisition. Goodwill and other intangibles increased $350 million, again, related to the Mellon acquisition. Accrued compensation increased $65 million. This increase is primarily due to the opening balance sheet accrual from Mellon. Other accrued liabilities increased by $139 million, of this increase, approximately $76 million relates to the Mellon transition services agreement.
Mellon is providing accounting, treasury, and payroll services for an interim period. As part of these services, Mellon is also paying certain operational costs on our behalf, such as employee related expenses and accounts payable. This agreement and the related timing of repayment amounts provide a favorable impact on cash flow this quarter and will continue to impact our cash flow until the third quarter of fiscal year 2006, when the migration is expected to be completed. In addition, other accrued liabilities includes amounts related to a net worth adjustment, due to Mellon, which will be paid during the first half of fiscal year 2006. The remaining increase is largely due to normal operating expenses, such as accruals for invoices not yet received.
Long-term debt increased $359 million from March to June, due to the issuance of our $500 million in senior notes to fund the Mellon acquisition and shares repurchase during the quarter, offset by payments on a revolving credit facility. At June 30, 2005, we have approximately $1.2 billion availability on our credit facility after taking into account letters of credit. Our debt-to-cap ratio, now stands at 21%, still well below our historical average. We were active under our share repurchase program this quarter, as we acquired 2.5 million shares, an average share price of $48.
For the year, we have repurchased approximately 5 million shares, or 4% at an average price of $51. We still have $256 million remaining under our existing share repurchase program. Our cash flow results were a record this year, and exceeded our guidance and expectations.
Let’s review these results on slide 22. Adjusted operating cash flow for the year was $683 million, or 15.7% of revenue representing growth of 21% over the prior year adjusted amount. Capital expenditures, in addition to intangibles $289 million for the year or 6.6% of revenue. Finally, adjusted free-cash flow was $394 million, or 9.1% of revenue, representing growth of 29% over the prior year, as adjusted.
Again, these results exclude the net $57 million benefit from the Mellon related activity, which is comprised of a $19 million hedge settlement payment related to the Mellon financing, and a $76 million related to the Mellon transition services agreement. Like any typical relationship, we have payment terms with Mellon and once the transition is complete, the favorable impact of $76 million we experienced this quarter will be reflected as an outflow of fiscal year 2006. When that occurs, we’ll be sure to disclose that information as well.
Before I provide fiscal year 2006 guidance, I thought it would be helpful to lay out the pro forma stock option expense impact by fiscal year 2005, and for the last two years. Turn to slide 23.
Starting July 1st, we are required to expense stock options. Our stock option expense dilution has always been amongst the lowest in our peer group, between 5 and 6%. The adjusted pro forma diluted EPS for fiscal year 2005, including stock option expense, was $2.96 and will be the benchmark when we talk about growth for fiscal year 2006. We anticipate quarterly stock option expense resulting in 5 to 6% earnings per share

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
dilution. This expense will impact operating margins. I’m sure all of you will make the appropriate changes to your modeling to ensure when comparing ACS to other peers, stock option expense is reflected on an apples-to-apples basis.
Please turn to slide 24. For modeling purposes, I have provided a list of both fiscal year 2005 and 2006 acquisitions, to hopefully ensure you have updated your models appropriately. I have indicated the number of months the acquisition contributed to fiscal year 2005, and the incremental impact in months in fiscal 2006.
Turn to slide 25 and we will review our fiscal year 2006 guidance. Consistent with our peers practices, we plan to only provide annual guidance and will no longer provide quarterly guidance. We will provide trends that we expect to occur over the next 12 months.
Let’s begin with revenue. Total revenue growth for fiscal year 2006 is now expected to be greater than 25%. No other acquisitions are contemplated. Internal revenue growth is expected to accelerate throughout fiscal 2006.
Some of you will assume that with the known acquisition growth from the completed and announced transactions, we are going to have low single digit internal growth, which you would be incorrect.
Remember, we had record new business in fiscal 2005 combined with the anniversary of clients lost due to acquisitions, and the easing of non-recurring revenue comparisons, should result in accelerating internal growth. We expect commercial revenue to be a larger percentage of consolidated revenue in fiscal 2006, due to recent acquisition activity, strong new business winds and the activity in the pipeline. Over the last several years, we have seen significant changes in our non-recurring revenue base. During fiscal 2004, it was unusually high due to HIPAA Georgia Medicade, and unclaimed property work. Excluding Mellon in fiscal year 2005, we saw non-recurring work come down below historical trends, which negatively impacted revenue growth. As we look forward to fiscal year 2006, we don’t see anything that would cause non-recurring revenue in the base business to increase. But, of course, the addition of Mellon will add more non-recurring revenue to the mix and will also introduce seasonality on a quarterly basis.
Finally, as it relates to contract ramp, during fiscal year 2005 the ramp of new business signed during the fiscal year was lower than historical trends due to mix of business issues. In fact, our ramp contribution during fiscal 2005 was less than 30%.
In other words less than 30% of our $700 million of new business bookings in 2005, was realized as revenue. This compares to approximately 40% in prior years. Next to predicting non-recurring revenue, forecasting the anticipated ramp of future business is tricky. So as you’re building your models, please take into consideration these factors. Fiscal year 2006 diluted earnings per share guidance including stock option expense is $3.30 to $3.55.
Stock option expense is expected to dilute earnings per share by 5 to 6%. I would point out, that on First Call, the analysts who follow our peer group are reflecting earnings estimates excluding the impact of stock option expenses. As Mark mentioned in his prepared comments, we will be investing in numerous areas during fiscal year 2006. We have taken those costs into consideration in our fiscal 2006 guidance.
These costs are important to the longer-term future of ACS, as we deal with emerging opportunities abroad, as well as improving and expanding our government business capabilities. Earnings per share guidance also includes $.05 to $.06 of costs related to Mellon integration activities, which are expected to occur during the first three quarters of the fiscal year. With all the moving parts going into the first quarter of fiscal year 2006, it is no surprise, the current analyst EPS estimates range from $.74 to $.90. I am certain that after this call, you will consider all of our comments regarding impact of stock option expense, the timing of Mellon integration costs, along with our historical EPS transition, from the fourth quarter to the first quarter, and appropriately revise your models. Lets open up for questions. We have a lot of people on the line, so please hold your questions to one per caller. Operator, you may now begin the Q&A session.
QUESTION AND ANSWER

Operator
Thank you, [Operator Instructions ] Our first question comes for Lou Miscioscia of Lehman Brothers.

Lou Miscioscia - Lehman Brothers - Analyst

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
Yes, I was wondering if you could talk about the stock options for a moment. It looks like they’re trending up in comparison. Is there any process in place or is it proportion to growth?

Warren Edwards - Affiliated Computer Services - EVP, CFO
No, it is really in proportion to growth and frankly, it is really related to the recent acquisition. Obviously, with the Mellon transaction, we wanted to make sure we had enough options out there to make sure those folks have a good opportunity for upside in the future to grow that business. So that’s really what is driving it, Lou.

Lou Miscioscia - Lehman Brothers - Analyst
Okay. And then I hate to ask the follow-up, on DSOs, did you give a number? I haven’t been able to calculate it yet.

Warren Edwards - Affiliated Computer Services - EVP, CFO
It was 76 days. It was up sequentially, but it was a little bit misleading. It is 74 days excluding the Mellon acquisition, just due to the way the calculation works with the number that went to revenue in the quarter.

Lou Miscioscia - Lehman Brothers - Analyst
Where was it last quarter?

Warren Edwards - Affiliated Computer Services - EVP, CFO
74.

Operator
Our next question comes from Jim Kissane of Bear Stearns.

Jim Kissane - Bear Stearns - Analyst
Sounds like you’re saying internal growth for ‘06 mid to high single. Last quarter you were saying high single to mid teens. Not to get too specific, but yet a very good fourth quarter in terms of signings. I’m trying to reconcile.

Warren Edwards - Affiliated Computer Services - EVP, CFO
I think what we said, is it will accelerate throughout the year. And we think we’re going to have a very good, solid year of internal growth. Again, consistent with prior comments, we’re trying to get away from granularity as to whether it is X percent or Y percent. We think it is going to be a good year.

Jim Kissane - Bear Stearns - Analyst
Jeff, just a follow-up question, can you get into the state and local business, what you can really do to accelerate the growth here? And maybe walk through the different lines of business in state and local and give us a sense of where their growth rates are compared to the average within state and local? Where there is the most opportunity, where there is more risk?

Jeff Rich - Affiliated Computer Services - CEO,

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
Jim, I would love to. For me to answer that question properly, I think we would have to spend about a half a day. So I will try to answer it as quickly as I can and then we can move on.
As Mark said, it is a question of getting feet on the street. I think we’re going to see strong growth in the transportation arena. I think we’re poised to see growth in the health care arena as well. We are not poised to see growth in the welfare-to-workforce arena. That’s not a line of business we’re placing a lot of emphasis on. You might call it de-emphasis. It is a low margin business with a lot of headline risk.
I’ve known Harvey Braswell a long time. He’s a very effective sales leader. And I have all the confidence in the world in him, that we’re going to be able to create opportunities. There’s also — I know we’ve talked about eligibility determination before, but there’s a number of other states that are getting very interested in looking at that.
There’s only one state that’s done it so far. But we’ve had conversations with about ten other states. Whether or not they decide to go to the full effort of putting out an RFP, that still remains to be seen.
The state and local market is a very attractive market for us. We have a very big business there. I don’t see us shrinking away from it at all.

Operator
Our next question comes from Cindy Shaw of Moors & Cabot.

Cindy Shaw - Moors & Cabot - Analyst
Thanks very much. I was wondering if you could talk about BPO pipeline and, obviously, a lot to be going on there with you on the HR side with Mellon. You commented last quarter that Sarbanes-Oxley had sort of slowed things down on the F&A side. If you could give us an update there as well.

Mark King - Affiliated Computer Services - Pres, COO
Sure, I’ll do it - this is Mark. Cindy I’ll do it in reverse.
On finance and accounting, there has been an uptick in that, noticed by the press release we did on the United Technologies that we announced in late June. That was a very solid F&A win for us.
There’s a lot of opportunities we’re seeing right now in F&A. We’re seeing a marked increase. The things, Cindy, I would say that is particularly interesting is that it is not just in the U.S. There’s a lot of international opportunities.
What is also kind of unusual, on F&A, there seems to be an ebb and flow. It seemed like a few months ago, people were breaking up the individual components, finance and accounting, payroll and procurement, and fixed assets. Things like that. Now we’re seeing a new trend actually. Companies are starting to consolidate F&A. Not unlike what HR has happening. That is a kin of F&A. On the HR side, there are a significant amount of opportunities that are out there.
It is kind of interesting, when we talk about that there are less than 100 deals that have been done, that’s well less than 1% of companies out there in the world that are greater than $500 million of revenue.
But I would caution everybody, it is a very immature market. The HR departments are typically not — maybe as robust from an IT perspective. And everything else, you know, that you have, versus let’s say the traditional IT outsourcing, baseline numbers are sometimes hard to get.
Procurements are a little — can be a little bit more choppy because of the immaturity of the market. But it is no question, Cindy, no matter which consultant that you talk to that’s out there, they will all tell you that HR is the fastest growing market of the BPO arena. And we would, based on the pipeline we see, we would absolutely say that’s true.

Cindy Shaw - Moors & Cabot - Analyst

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
If I could ask a couple of questions based on that, you said that three months ago the deals had been breaking up. Now they are consolidating it. Is that just within F&A?

Mark King - Affiliated Computer Services - Pres, COO
Just within F&A. What we see in HR for the last year and a half or so, there has been — if anything, there’s been more and more services being combined. Which is, obviously, one reason we’re so interested in the Mellon transaction.
The only difference that I would say, Cindy, you still have kind of “one-off” deals where companies are wanting you to do payroll processing in Europe or Latin America. That might be million dollar, $2 million deals that we don’t like to focus on.
There is also still a very good market in terms of the total benefit outsourcing market that,we’re in with the Mellon acquisition. And others. But, again, the thing that we’re excited about in the HR business is the multiscope HR deals. And there is a number of them right now.

Jeff Rich - Affiliated Computer Services - CEO
Yeah, and Cindy, I think it is important to note with respect to the HR market, it is immature. Scope is getting defined. SLAs are getting defined. You have to be careful.
There’s some deals that have been done that aren’t profitable. And we remember every outsourcing market we’ve ever been in, in the early days of those outsourcing markets. There’s a lot of successful deals made and a lot of mistakes made.
We have to be careful with that. The other important takeaway, of the deals that Mark referenced, half of them include capabilities that we acquired in the Mellon transaction, in the scope of service. So that’s why it is very important for us to have that broad scope of service to be able to pursue those opportunities.

Cindy Shaw - Moors & Cabot - Analyst
You commented you’re seeing a lot of activity in Europe. Was that exclusive to F&A and do you think that’s influenced by your broadening capabilities? Is that more market?

Mark King - Affiliated Computer Services - Pres, COO
I would say it is certainly not just F&A. There are at least four HR opportunities that I’m aware of, you know, in the European side. So it is F&A, it’s HR, it is other types of BPO that’s out there. So, we see Europe as a very kind of hot place to be over the next couple of years.

Jeff Rich - Affiliated Computer Services - CEO
And some of those deals include IT in the scope.

Operator
Our next question comes from Moshe Katri of SG Cowen.

Moshe Katri - SG Cowen - Analyst
Guys, have we seen any change in the revenue run rate that came from Mellon since the last adjustment that you’ve had?
And then you mention that you’re working on transitioning the delivery or maybe the services delivery out of the second center in India. Can you talk about that a little bit as well? Thanks.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call

Mark King - Affiliated Computer Services - Pres, COO
Yes. I’ll do the first part on HR, and I’ll let Jeff talk about India.
As it relates to the Mellon revenue piece, you know, we don’t really see much of a change there. There is seasonality that I would point out. But it is not real significant. What happened, Moshe, is in the HR consulting arena - you know there’s a war going on out there.
You have people that are taking some of our people. And we’re taking some of their people. And anytime that happens, then you expect to see a little bit of revenue volatility. But it is nothing that — what I would say is going to hit on a consolidated basis it is going to make much of a difference.
I met with the senior leadership of Mellon just last week. And they are seeing some really exciting things, both on the consulting side as well as the — as the HR, the multiscope. I would also point out, that when we announced Mellon we had said that we’re expecting flat growth. Because the consulting business is relatively flat.
BPO is low single digit. There’s a lot of things out there you can read, do what if scenarios. If our Mellon business grows 10% or 20% or whatever.
We don’t give a lot of credence to quite frankly. We would be delighted if it grew 20%. We don’t think it will. We think it is a nice business that is going to really help us on the multiscope HR.

Jeff Rich - Affiliated Computer Services - CEO,
With respect to India, we just kind of have a rule of thumb that when production sites get to 2,000 people, it is time to open a second site and so we have that kind of philosophy worldwide. So it was time to open a second site in India.
And secondly, I would tell you that Bangalore is a pretty hot market. To me, it looks like Silicon Valley. They are all trying to hire each other’s people. We want to go somewhere the rest of the market is not. It is as simple as that.

Moshe Katri - SG Cowen - Analyst
Where are we in terms of shifting service delivery? Are we 50% of the way, Jeff? Can you give us some more details on that?

Jeff Rich - Affiliated Computer Services - CEO,
What particular service? Are you referring to Mellon?

Moshe Katri - SG Cowen - Analyst
Service delivery for client. One of the things you guys try to do is shifting service delivery from on-site to offshore. This is how your taking some of the cost base out of that operation.

Jeff Rich - Affiliated Computer Services - CEO,
Are you referring to Mellon specifically?

Moshe Katri - SG Cowen - Analyst
Yes.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call

Jeff Rich - Affiliated Computer Services - CEO,
Where we are in terms of shifting the cost from the acquired operations offshore is, we have not done any yet. We have great detailed plans to do that. But it is going to take months and months of work to appropriately train staff and then migrate work.
Those migrations are scheduled to be done in the third quarter fiscal 2006. I don’t think any of them are scheduled to go — I think the first one will go live in the second quarter.
There’s 16 or 17 different project plans to move various pieces of work from a particular U.S. location to move the low level task to an offshore location.
So it is going to take a lot of time. And we have not moved any work yet. You have to plan that very carefully.

Operator
Our next question comes from George Price of Legg Mason.

George Price - Legg Mason — Analyst
Hi, thanks very much. Just wanted to follow-up on a comment about the welfare to work business and de-emphasizing that area.
I think, you mentioned it was about $200 million or thereabouts of welfare to work business that maybe a quarter or two ago, you said that you would be dropping off. How much of that actually dropped off, I guess, on an analyzed basis in fiscal ‘05?

Warren Edwards - Affiliated Computer Services - EVP, CFO
George, this is Warren. We did not go into a lot of specificity on that.
But I think if you were to look at the drag on internal growth this year in the government segment, it was probably about 2 percentage points.

George Price - Legg Mason - Analyst
Okay. And then just kind of a clarification.
The revenue guidance moving up, basically, because of LiveBridge and ATR, the EPS guidance is staying the same? Is any of that an impact from LiveBridge or ATR? ATR, the acquisition price kind of implied a lower margin business?

Warren Edwards - Affiliated Computer Services - EVP, CFO
George, I look at it a little bit differently. First off, we’re not expecting ATR to close until the middle of the year. So the contribution this year is not going to be all that great from that perspective.
And I think that the larger thing is the investments that we plan to make this year. As Mark and I alluded to, it is about $20 million, roughly $.10, give or take. So we’re going to be investing this year.
And it is, obviously, early in the year. And I think it is appropriate to increase our revenue guidance based on these transactions. From an earnings perspective, we still think we’re in real good shape.

Jeff Rich - Affiliated Computer Services - CEO,
I would also add, there is nothing wrong with the margins on those two businesses.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
We have different margins because we have different businesses. They are normal margins for the type of businesses they are in. We have our acquisition costs layered in on top of that which makes the year one accretion virtually nonexistent.

George Price - Legg Mason - Analyst
Any guess when in the quarter it will close?

Jeff Rich - Affiliated Computer Services - CEO,
Towards the end. It is not going to be in October. Best case is probably November. But we’ve got a lot of regulatory approvals we’ve got to jump through. Six months.

Operator
Our next question comes from David Togut of Morgan Stanley.

David Togut - Morgan Stanley - Analyst
Jeff, could you comment on the pricing environment in BPO and ITO? We heard comments from IBM in the last couple of months that they are getting more aggressive and taking their cost structure down to do just that?

Jeff Rich - Affiliated Computer Services - CEO,
Of course, IBM had a pretty good quarter of booking, as did we. And I think it is good healthy competition.
I haven’t seen any unusual price aggression on the part of any competitors. That having been said, it is always brutally price competitive. It is brutally quality competitive.
And the subject matter expertise of our team versus our competitors team always weighs heavily in the selection of criteria of our customers. But I haven’t seen anything unusual in the market on either BPO or ITO.
That having been said, we don’t have a lot of visibility due to the applications world. The Indian firms are taking massive amounts of market share from the traditional application vendors.

David Togut - Morgan Stanley - Analyst
And could you comment on your offshore head count expansion plans and FY ‘06 and provide the year-end ‘05 number if you have it?

Jeff Rich - Affiliated Computer Services - CEO,
I don’t have the year-end ‘05 number on the tip of my tongue. I can get that to you later. I do know that our plans are to increase offshore head count by about 3,000 people. Across the company. That’s a mixture of BPO operations and ITO operations in the commercial world.

David Togut - Morgan Stanley - Analyst
Any particular slant more toward BPO or ITO?

Jeff Rich - Affiliated Computer Services - CEO,

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
It would slant more towards BPO, certainly.

Operator
Our next question comes from Brian Keane of Prudential.

Brian Keane - Prudential - Analyst
Good afternoon. You guys organic growth gets strong throughout the fiscal year. Just for clarification, are you expecting the government organic growth to improve starting in 1Q, ‘06?

Warren Edwards - Affiliated Computer Services - EVP, CFO
Again, as we’ve talked about, I will not get into granularity. We’ve had good bookings in the commercial business this year.
You’re going to have the non-recurring revenue items in 2005 and the comparison issues. That’s going to begin to ease. That will obviously help the comparisons.
And I think clearly from an acceleration perspective, you’re right. We did say throughout the year. And obviously, you can tell the bookings, that commercial is going to grow pretty quick. We’ll see how the government comes on throughout the rest of this fiscal year.

Jeff Rich - Affiliated Computer Services - CEO,
I don’t think you have to be a great mathematician to figure the base of the government bookings in fiscal 2005. That’s not going to carry the company or result in a market improvement in the government growth rate.
It might not be as bad as what it was in the fourth quarter. But that’s not going to drive it back to the kind of growth rates we like to see. We’ll see bookings pick up first.

Brian Keane - Prudential - Analyst
And then if we look at the headwinds, it looks like Gateway, or Roadway, HIPAA, Georgia Medicaid, most of that stuff that was dragging organic growth, like you guys said is going through anniversary. I guess when we look into fiscal year ‘06, what headwinds — is there any contracts loss that we should think about in our modeling purposes that would cause headwinds in either government or commercial in ‘06?

Warren Edwards - Affiliated Computer Services - EVP, CFO
When you look at — you’re exactly right. The headwinds start to ease. I would point out, if you pull out the commercial headwinds, you know, you’ll be talking about a midteens internal growth, in both the third quarter and the fourth quarter, for the commercial business.
When you look to the next quarter from a commercial perspective, it is the last quarter of Gateway headwind. So that will come off. Obviously, you would have the record bookings rolling on, the record bookings, you know that we’ve had in the commercial business, as that begins to ramp.
So I think that’s going to, obviously, look real good. In terms of business that has gone away, look, we’ve historically seen, you know, business go away somewhere in the low single-digit area. Just through normal attrition. And we’ll see where it all winds up for the next fiscal year. There are some things we’ve lost. But it is not anything on the order of magnitude that I can see, as it was in 2005.

Brian Keane - Prudential - Analyst
Finally, Warren, you continue to surprise in the operating margins on the government side. What do we expect for that going forward?

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call

Warren Edwards - Affiliated Computer Services - EVP, CFO
Again, I think we’ve said that we’re going to be investing. We’re going to be spending a lot of money on the sales side. That will have an impact there.
Obvious, we’re also going to have stock option expense that is going to start rolling into the segments. We’ll start reporting that as we get into the quarters next year.
And my hope is that margins come down. Because what that is going to mean, we’re winning more business and ramping new business where the costs on start-up hurt you.
So, a part of it is going to have to do with the speed with which we’re growing, and frankly where we’re growing within the business units. There are different operating structures and the lines we have within government.

Operator
Our next question comes from Adam Frisch of UBS.

Adam Frisch - UBS - Analyst
Thanks for taking the question. You’re trailing 12 months bookings are up 19% year-over-year but your growth guidance is 25% plus, according to our calculations that are coming mostly from acquired entities. So that is 21% of the 25% with no growth from the trailing 12 months of revenue.
So my question to you is, why is there a 15% plus gap between bookings growth and organic revenue growth for next year?

Warren Edwards - Affiliated Computer Services - EVP, CFO
Well, I guess first off, the trailing 12-month bookings growth is 17%, Adam. I guess the second thing is, we’ve said our growth is in excess of 25%. We’re expecting in excess of 25%.
I’m not sure where you’re coming up with your gap — obviously there is timing differences on ramp and everything else. We’ve indicated that the ramp in fiscal year 2005 was less than 30%.
Obviously, you’re going to get a pretty good size ramp kick in from those bookings into ‘06. Obviously, the growth headwinds subside. And then you have whatever your expectation is for bookings next year in the contribution to revenue growth next year from those bookings.

Mark King - Affiliated Computer Services – Pres., COO
Operator we have time for one more question.

Adam Frisch - UBS - Analyst
Can I ask one more?

Warren Edwards - Affiliated Computer Services - EVP, CFO
Sure.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call

Adam Frisch - UBS - Analyst
Thanks, guys. Why don’t you just put out an organic growth number, then? If things are accelerating, if this is a major metric investors look at. Why not put out an organic number for next year? If you could also answer, what is happening to your renewal rate?

Warren Edwards - Affiliated Computer Services - EVP, CFO
I think, again, if you look, Adam, in terms of the level of detail that we’re trying to provide, you look at organic growth rate versus that of our peers, it is kind of in the middle of the pack this year. Which we are not happy with.
We would like for it to be higher, and it has been historically. And we think we’re on good footing for next year.

Adam Frish - UBS - Analyst
Why not put out a number for next year then?

Warren Edwards - Affiliated Computer Services - EVP, CFO
What do our peers do, Adam? Do they put out an explicit number?

Adam Frish - UBS - Analyst
Some of them do, yes.

Warren Edwards - Affiliated Computer Services - EVP, CFO
Some of them do and some of them don’t. It is a box in which you can’t win.
We’re just not going to put ourselves in that position. Because we’ve had a very good year. We’ve had some challenges on the government side. That’s hopefully behind us.
Again, I’m going to reiterate, we’re expecting our growth to be in excess of 25%. And we had a great year of new business signings. We expect that to ramp into revenues next year. We have a very solid and robust pipeline. So we think that we are very well positioned for next year.

Adam Frish - UBS - Analyst
I’ll follow up with you on that. Thanks.

Warren Edwards - Affiliated Computer Services - EVP, CFO
One more question, operator.

Operator
Our next question comes from Ashwin Shirvaikar of Citigroup.

Ashwin Shirvaikar - Citigroup - Analyst

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call
Hi, thanks for taking the question. Could you talk about cash flows in operating and free cash flow. Obviously, you had a very good year. But you’re going to have some sort of headwind from all of the acquisitions that you made in the last four months. So could you talk about —

Jeff Rich - Affiliated Computer Services - CEO,
That’s a pretty simple answer. We basically try to manage the business. We try to manage the business to an operating cash flow level in the range of 12 to 14% of revenues and free cash flow in 6 to 8% of revenues.
It is varied in that range. Fairly consistently in the last few years. Outside the box a few times. Obviously in 2005, we were at least a point and a half above both of those metrics. And, of course, as Warren mentioned, kind of the Mellon acquisition will reverse itself. The cash flow benefit and the reported results will reverse itself next year. On an apples-to-apples normal operation, that’s where it falls.

Ashwin Shirvaikar - Citigroup - Analyst
So really the way to look at it are acquisitions are nothing new for your business. And have been part of your past cash flow performances.
So going forward, it should not be much of an impact. Is that one way to look at it?

Jeff Rich - Affiliated Computer Services - CEO,
That’s true. I mean acquisitions are always in addition to the normal operating cash flows of the business. And we’re very disciplined in our approach to acquisitions.
We look for attractive businesses that fit well with our existing business lines and have successful management teams that we can bring into the company and make ourselves better.

Ashwin Shirvaikar - Citigroup - Analyst
If I can sneak one last one in. You mentioned at the beginning of your comment, valuations are low. Does that sort of imply that you still have a very active acquisition pipeline?

Jeff Rich - Affiliated Computer Services - CEO,
Look at the multiples in the industry. They are probably half of what they have historically been. They are fairly low. We always have an active acquisition pipeline.
We’re always mindful of which group is busy integrating in acquisition. Because you really can’t do two at once. It requires too much time.
And we have groups that are experienced in acquisitions. Aren’t so experienced in acquisition. And they need a lot of help to get things done.
So you can’t really forecast acquisitions. It just depends upon the environment, the opportunity. And our appetite to take on additional integration challenges.

Warren Edwards - Affiliated Computer Services - EVP, CFO
Okay. Thank you for calling. We’ll be around later this evening.

Operator
Thank you for participating in today’s conference and have a great day.

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Final Transcript
Aug. 04. 2005 / 4:30PM, ACS - Q4 2005 Affiliated Computer Services Earnings Conference Call

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